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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          Hanaro Tongshin Chushik Hoesa
                             (Hanaro Telecom, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Common Shares, par value Won 5,000 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    409649209
       -----------------------------------------------------------------
                                 (CUSIP Number)

   Richard A. Ekleberry            Lee-Peng Chow               Walter B. Stahr                 Varun K. Bery
    Texas Pacific Group        AIG Global Investment          Emerging Markets            TVG Asian Communications
   301 Commerce Street,          Corp. (Asia) Ltd.               Partnership                   Fund II, L.P.
       Suite 3300             3601 One Pacific Place      2001 Pennsylvania Avenue,   c/o Telecom Venture Group Ltd
   Fort Worth, TX 76102             88 Queensway                     N.W.                 Suite 3810 Jardine House
      (817) 871-4000            Admiralty, Hong Kong             Suite 1100                  1 Connaught Place
                                 011.852.2143.1322          Washington, DC 20006             Central, Hong Kong
                                                               (202) 331-9051                011.852.2147.2080

                                 With copies to:

                                 Neil Whoriskey
                        Cleary Gottlieb Steen & Hamilton
                                Bank of China Tower
                                  One Garden Road
                                     Hong Kong
                                 011.852.2521.4122
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 18, 2003
       -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-00)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIF II NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES               0
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Partnership II L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (Limited Liability Company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Corporation

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           C0

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Global Investment Corp. (Asia) Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Assurance Company (Bermuda) Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Reinsurance Company, Ltd.
           (Federal Tax ID No.: 23-2391022)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Group, Inc.  (Federal Tax ID No.: 13-2592361)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GIC Infrastructure Pte Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Government of Singapore Investment Corporation Pte Ltd

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES               1,079,728 (See Item 5)
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER
                                   1,079,728 (See Item 5)

                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           183,892,228

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.8%

   14      TYPE OF REPORTING PERSON*

           0O

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AOF NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity Fund, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity G.P., L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (exempted company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia GenPar III, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia Advisors III, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Tarrant Advisors, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum G.A. III, L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum Investment Partners, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richard C. Blum

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     161,194,959 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United Classic Investments Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TVG Asian Communications Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           PN (exempted limited)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Telecom Venture Group, LLC

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (exempted limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John William Troy

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings V, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,418,330
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,418,330

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,418,330

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VI, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VIII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.4%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings IX, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.8%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT IX GP, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.8%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

This Amendment No. 2 (this "Amendment") amends and restates Item 5 of the
Schedule 13D filed on October 31, 2003, as amended by Amendment No. 1 thereto filed on November 18, 2003, (the "Schedule") by some of the Reporting Persons with respect to the Common Shares of the Company, amends and supplements Item 2 by deleting and replacing paragraph (xi), adding a new paragraph (xxxiii) immediately following paragraph (xxxii) and adding a new paragraph immediately following the third to last paragraph, amends Item 3 of the Schedule by deleting and replacing the last two sentences of the paragraph, amends Item 4 of the Schedule by inserting a new last paragraph under "Investment Agreement" and deleting the last sentence of the second paragraph under "General", supplements
Item 7, and adds Schedule X and Exhibit 8. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

         Item 2.   Identity and Background.

         (xi) GIC Infrastructure Pte Ltd., a corporation duly organized and existing under the laws of Singapore ("GICI"), having its principal office at 168 Robinson Road, #37-01, Capital Tower, Singapore 068912, is engaged in the business of undertaking and transacting investment business and providing investment advisory services, and is a principal shareholder of AIG Fund II Management and an adviser to AIG Fund II General Partner;

         (xxxiii) Government of Singapore Investment Corporation Pte Ltd, a government agency duly organized and existing under the laws of Singapore ("GIC"), having its principal office at 168 Robinson Road, #37-01, Capital Tower, Singapore 068912, is a global investment management company which manages Singapore's foreign reserves, and is an affiliate of GICI and through certain investment management arrangements, may be deemed to have or share voting and investment power with respect to the Common Shares beneficially owned by GICI;

         To be inserted immediately following the third to last paragraph in the
Schedule:

         The name, business address, citizenship and principal occupation of each executive officer and director of GIC are set forth in Schedule X attached hereto, which is incorporated by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         Item 3.   Source and Amount of Funds or Other Consideration.

         As of the Closing Date, UCI, HT Holdings V, HT Holdings VI, HT Holdings VII, HT Holdings VIII and HT Holdings IX were the only persons designated by the Sponsors as additional Investors under the Investment Agreement (together, the "Additional Investors"). On the Closing Date, the Sponsors and the Additional Investors purchased such Common Shares, using funds obtained from contributions of their partners or partners of their respective affiliates, as applicable.

         Item 4.   Purpose of Transaction.

         On November 18, 2003, the Closing occurred and the Investors purchased the Investment Securities, which Investment Securities were issued as of November 19, 2003. However, pursuant to Article 6 of the Telecommunications Business Act of Korea, any Investment Securities issued, which issuance would cause the non-Korean ownership of the share capital of the Company to exceed 49% of the total share capital of the Company, will be divested of voting rights unless and until such Investment Securities qualify under the 49% non-Korean ownership limit. As of November 19, 2003, 21,617,541 Common Shares purchased by the Investors were subject to such divestiture of voting rights and are therefore currently non-voting Common Shares. Of such 21,617,541 Common Shares, 9,007,309 Common Shares were issued to AIF II, 1,801,462 Common Shares were issued to AOF NT and 10,808,770 Common Shares were issued to Newbridge Asia HT. If and when the current non-Korean ownership of the share capital of the Company decreases, such Common Shares divested of voting rights shall become voting Common Shares. Effective as of November 20, 2003, the Financial Supervisory Service of Korea prohibited sales of Common Shares to non-Korean persons through the KOSDAQ market. As a result, it is expected that non-Korean ownership of the share capital of the Company will decline over time as current non-Korean shareholders sell their Common Shares and that the number of the Investors' Common Shares with reinstated voting rights will correspondingly increase.

         Item 5.   Interest in Securities of the Issuer.

         (a) (i) On the Closing Date, 38,456,250 Common Shares were purchased by AIF II, and AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG, Inc., and GICI were deemed to beneficially own, as of November 19, 2003, 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (ii) On the Closing Date, 24,721,875 Common Shares were purchased by AOF NT, and AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. were deemed to beneficially own, as of November 19, 2003, 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (iii) On the Closing Date, 49,535,799 Common Shares were purchased by Newbridge Asia HT, and Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum were deemed to beneficially own, as of November 19, 2003, 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (iv) On the Closing Date, 20,392,746 Common Shares were purchased by UCI, and UCI, TVG Fund, TVG Fund General Partner and John William Troy were deemed to beneficially own, as of November 19, 2003, 20,392,746 Common Shares or 4.4% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (v) On the Closing Date, 9,418,330 Common Shares were purchased by HT Holdings V, and HT Holdings V was deemed to beneficially own, as of November 19, 2003, 9,418,330 Common Shares or 2.0% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (vi) On the Closing Date, 7,325,000 Common Shares were purchased by HT Holdings VI, and HT Holdings VI was deemed to beneficially own, as of November 19, 2003, 7,325,000 Common Shares or 1.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (vii) On the Closing Date, 9,156,250 Common Shares were purchased by HT Holdings VII, and HT Holdings VII was deemed to beneficially own, as of November 19, 2003, 9,156,250 Common Shares or 2.0% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (viii) On the Closing Date, 10,987,500 Common Shares were purchased by HT Holdings VIII, and HT Holdings VIII was deemed to beneficially own, as of November 19, 2003, 10,987,500 Common Shares or 2.4% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (ix) On the Closing Date, 12,818,750 Common Shares were purchased by HT Holdings IX, and HT Holdings IX and HT Holdings IX General Partner were deemed to beneficially own, as of November 19, 2003, 12,818,750 Common Shares or 2.8% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (x) GIC has the sole voting and investment power with respect to 1,079,728 Common Shares. These Common Shares were acquired through market transactions at various times at an average cost of approximately Won 3625 per Common Share. GIC, which may be deemed to beneficially own the Common Shares beneficially owned by GICI, was deemed to beneficially own, as of November 19, 2003, 183,892,228 Common Shares or 39.8% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (b) (i) Upon the issuance and sale of 38,456,250 Common Shares to AIF II, each of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG, Inc., GICI and GIC have the shared power to vote or direct the vote of 161,194,959 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares, and GIC has the sole power to vote or direct the vote and to dispose or direct the disposition of 1,079,728 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 9,007,309 Common Shares that have been divested of voting rights which are beneficially owned by each of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG Inc., GICI and GIC shall become voting Common Shares.

         (ii) Upon the issuance and sale of 24,721,875 Common Shares to AOF NT, each of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. have the shared power to vote or direct the vote of 161,194,959 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 1,801,462 Common Shares that have been divested of voting rights which are beneficially owned by each of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. shall become voting Common Shares.

         (iii) Upon the issuance and sale of 49,535,799 Common Shares to Newbridge Asia HT, each of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum have the shared power to vote or direct the vote of 161,194,959 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 10,808,770 Common Shares that have been divested of voting rights which are beneficially owned by each of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum shall become voting Common Shares.

         (iv) Upon the issuance and sale of 20,392,746 Common Shares to UCI, each of UCI, TVG Fund, TVG Fund General Partner and John William Troy have shared power to dispose or direct the disposition of 20,392,746 Common Shares.

         (v) Upon the issuance and sale of 9,418,330 Common Shares to HT Holdings V, HT Holdings V have shared power to vote or direct the vote and to dispose or direct the disposition of 9,418,330 Common Shares.

         (vi) Upon the issuance and sale of 7,325,000 Common Shares to HT Holdings VI, HT Holdings VI have shared power to dispose or direct the disposition of 7,325,000 Common Shares.

         (vii) Upon the issuance and sale of 9,156,250 Common Shares to HT Holdings VII, HT Holdings VII have shared power to dispose or direct the disposition of 9,156,250 Common Shares.

         (viii) Upon the issuance and sale of 10,987,500 Common Shares to HT Holdings VIII, HT Holdings VIII have shared power to dispose or direct the disposition of 10,987,500 Common Shares.

         (ix) Upon the issuance and sale of 12,818,750 Common Shares to HT Holdings IX, each of HT Holdings IX and HT Holdings IX General Partner have shared power to vote or direct the vote and dispose or direct the disposition of 12,818,750 Common Shares.

         (c) Except as described herein, no transactions in Common Shares were effected during the past 60 days by any Reporting Person or, to the best knowledge of the Reporting Persons, by any of the individuals identified in Item 2.

         (d) Not applicable.

         (e) Not applicable.


         Item 7.   Material to be Filed as Exhibits

Schedule X     Directors and Executive Officers of GIC

Exhibit 8      Amendment No 1 to the Joint Filing Agreement

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIF II NT, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    AIF II NT, LTD.

                                    By: /s/ Wilfried Kaffenberger
                                        ---------------------------
                                    Name:  Wilfried Kaffenberger
                                    Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Fund II, L.P is true, complete and correct.

Dated:  November 26, 2003

                                    AIG ASIAN INFRASTRUCTURE FUND II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, L.P.

                                            By: AIG Asian Infrastructure
                                                Management II, Ltd.

                                                  By:  /s/ Stuart Osborne
                                                      --------------------------
                                                  Name:  Stuart Osborne
                                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, L.P is true, complete and correct.

Dated:  November 26, 2003

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, Ltd.

                                                  By:  /s/ Stuart Osborne
                                                      --------------------------
                                                  Name:  Stuart Osborne
                                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Partnership II L.L.C. is true, complete and correct.

Dated:  November 26, 2003

                                    EMERGING MARKETS PARTNERSHIP II L.L.C.

                                            By:  /s/ Arnold H. Weiss
                                                --------------------------------
                                            Name:  Arnold H. Weiss
                                            Title: Director, EMC

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Corporation is true, complete and correct.

Dated:  November 26, 2003

                                    EMERGING MARKETS CORPORATION

                                            By:  /s/ Arnold H. Weiss
                                                --------------------------------
                                            Name:  Arnold H. Weiss
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Global Investment Corp. (Asia) Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    AIG GLOBAL INVESTMENT CORP. (ASIA) LTD.

                                            By:  /s/ Cesar Zalamea
                                                --------------------------------
                                            Name:  Cesar Zalamea
                                            Title: Managing Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Assurance Company (Bermuda) Limited is true, complete and correct.

Dated:  November 26, 2003

                                    AMERICAN INTERNATIONAL ASSURANCE COMPANY
                                    (BERMUDA) LIMITED

                                            By:  /s/ John Chu
                                                --------------------------------
                                            Name:  John Chu
                                            Title: Authorized Representative

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, LTD.

                                            By:  /s/ Stuart Osborne
                                                --------------------------------
                                            Name:  Stuart Osborne
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Reinsurance Company, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    AMERICAN INTERNATIONAL REINSURANCE COMPANY,
                                    LTD.

                                            By:  /s/ L. Michael Murphy
                                                --------------------------------
                                            Name:  L. Michael Murphy
                                            Title: Vice President and Secretary

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Group, Inc. is true, complete and correct.

Dated:  November 26, 2003

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                            By:  /s/ Kathleen E. Shannon
                                                --------------------------------
                                            Name:  Kathleen E. Shannon
                                            Title: Senior Vice President and
                                                   Secretary

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GIC Infrastructure Pte Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    GIC INFRASTRUCTURE PTE LTD.

                                            By:  /s/ Kunna Chinniah
                                                --------------------------------
                                            Name:  Kunna Chinniah
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to the Government of Singapore Investment Corporation Pte Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    GOVERNMENT OF SINGAPORE INVESTMENT
                                    CORPORATION PTE LTD.

                                            By: /s/ Ho Yuit Mun
                                                --------------------------------
                                            Name: Ho Yuit Mun
                                            Title: Assistant Director


                                            By: /s/ Kelvin Lim
                                                --------------------------------
                                            Name: Kelvin Lim
                                            Title: Regional Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AOF NT, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    AOF NT, LTD.


                                            By: /s/ David Yeung
                                                --------------------------------
                                            Name: David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity Fund, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                    AIG ASIAN OPPORTUNITY FUND, L.P.

                                          By: AIG Asian Opportunity G.P., L.L.C.

                                            By:  /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity G.P., L.L.C. is true, complete and correct.

Dated:  November 26, 2003

                                    AIG ASIAN OPPORTUNITY G.P., L.L.C.

                                            By:  /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                    NEWBRIDGE ASIA HT, L.P.

                                            By: Newbridge Asia HT, Ltd.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                    NEWBRIDGE ASIA HT, LTD.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia GenPar III, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                    NEWBRIDGE ASIA GENPAR III, L.P.

                                            By: Newbridge Asia Advisors III,
                                                Inc.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia Advisors III, Inc. is true, complete and correct.

Dated:  November 26, 2003

                                    NEWBRIDGE ASIA ADVISORS III, INC.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Tarrant Advisors, Inc. is true, complete and correct.

Dated:  November 26, 2003

                                    TARRANT ADVISORS, INC.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum G.A. III, L.L.C. is true, complete and correct.

Dated:  November 26, 2003

                                    BLUM G.A. III, L.L.C.

                                            By: Blum Investment Partners, Inc.
                                                Its Managing Member

                                                  By:  /s/ Murray A. Indick
                                                      --------------------------
                                                  Name:  Murray A. Indick
                                                  Title: Secretary

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum Investment Partners, Inc. is true, complete and correct.

Dated:  November 26, 2003

                                    BLUM INVESTMENT PARTNERS, INC.

                                            By:  /s/ Murray A. Indick
                                                --------------------------------
                                            Name:  Murray A. Indick
                                            Title: Secretary

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  November 26, 2003

                                    RICHARD C. BLUM

                                     /s/ Murray A. Indick
                                    -----------------------

                                    By: Murray A. Indick, Attorney-In-Fact

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to United Classic Investments Limited is true, complete and correct.

Dated:  November 26, 2003

                                    UNITED CLASSIC INVESTMENTS LIMITED

                                            By:  /s/ Joseph Yin
                                                --------------------------------
                                            Name:  Joseph Yin
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TVG Asian Communications Fund II, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                    TVG ASIAN COMMUNICATIONS FUND II, L.P.

                                            By: TELECOM VENTURE GROUP, LLC
                                                its General Partner

                                            By:  /s/ Varun Kumar Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Telecom Venture Group LLC is true, complete and correct.

Dated:  November 26, 2003

                                    TELECOM VENTURE GROUP LLC

                                            By:  /s/ Varun Kumar Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  November 26, 2003

                                        JOHN WILLIAM TROY


                                            By: /s/ John William Troy
                                                --------------------------------
                                            Name: John William Troy

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings V, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                        HT HOLDINGS V, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VI, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                        HT HOLDINGS VI, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name:  Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VII, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                        HT HOLDINGS VII, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VIII, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                        HT HOLDINGS VIII, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings IX, L.P. is true, complete and correct.

Dated:  November 26, 2003

                                        HT HOLDINGS IX, L.P.


                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT IX GP, Ltd. is true, complete and correct.

Dated:  November 26, 2003

                                        HT IX GP, LTD.


                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director

                                   SCHEDULE X

                  The name, position, present principal occupation and business address of each director and executive officer of GIC are set forth below.

     Name              Position             Principal Occupation            Business Address
--------------    ------------------    ----------------------------    ------------------------
                     Government of Singapore Investment Corporation Pte Ltd.

                                        N/A